CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Funds Group (Invesco Funds Group) of our reports dated February 28, 2019, relating to the financial statements and financial highlights, which appear in Invesco European Small Company Fund, Invesco Global Core Equity Fund, Invesco International Small Company Fund and Invesco Small Cap Equity Fund’s Annual Reports on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

April 25, 2019